SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              _____________________
                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

               Date of earliest event reported: December 20, 2001



                               LMI AEROSPACE, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Missouri
                 (State or Other Jurisdiction of Incorporation)


       0-24293                                          43-1309065
(Commission File Number)                   (I.R.S. Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri                  633021
(Address of Principal Executive Offices)                (Zip Code)

                                 (636) 946-6525
              (Registrant's Telephone Number, Including Area Code)

                              _____________________

Item 9.  Regulation FD Disclosure.

         On December 20, 2001, LMI Aerospace, Inc. issued a press release regarding the award of certain contracts and estimates of 2002 performance. The text of the announcement is attached hereto as Exhibit 99.1.


         Exhibit Number             Description

          99.1 Text of Press Release, dated December 20, 2001, issued by LMI Aerospace, Inc.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 20, 2001

                                     LMI AEROSPACE, INC.


                                     By:   /s/ Lawrence E. Dickinson
                                         -------------------------------
                                          Lawrence E. Dickinson
                                          Chief Financial Officer and Secretary

                                  EXHIBIT INDEX


Exhibit                             Description

99.1 Text of Press Release, dated December 20, 2001, issued by LMI Aerospace, Inc.

                                           Exhibit 99.1

                                                                Exhibit 99.1
                                                                ------------
                                    LMI Aerospace, Inc.
                               Post Office Box 900
                           St. Charles, Missouri 63302

For more information,
Contact Ed Dickinson, 636/916-2150

                  LMI AEROSPACE, INC. WINS CONTRACTS TO PRODUCE
                    C-130 COMPONENTS AND 737 CLASSIC WINGLETS

         St. Louis, December 20, 2001 - LMI Aerospace, Inc. (NASDAQ/NMS:LMIA) announced it has won contracts to produce components for C-130 military transport aircraft from Lockheed Martin. Separately, the Company also announced a retrofit contract with Kawasaki Heavy Industries for winglet components on the current fleet of 737 Classic aircraft. These contracts, as well as several smaller contracts from Vought, Canadair, and Boeing Spares are expected to begin in 2002. The five-year estimated value of these awards is approximately $13 million.

         Ron Saks, president of LMI Aerospace commented, "These contracts provide LMI with new volume to offset some of the decline resulting from the production rate decreases within the commercial aerospace industry. These awards continue our strategy of diversification by increasing our military, aftermarket and regional jet business." As a result, the Company has updated its outlook and estimates for 2002.

         The Company previously announced that it expects Boeing and its Tier One subcontractors to reduce order rates in 2002 by approximately 35 percent. However, an expected reduction in order rates on regional jet models produced by Canadair has not materialized, and production rate increases on products from Lockheed may be greater than previously thought.

         "As a result," Saks said "Our current forecast for 2002 is for sales of LMI to total $75 million to $80 million, with inventory growth of $1 million to $3 million, and gross margins of 20 to 23 percent. Our guidance of November 15 estimated 2002 sales would increase to $73 million to $77 million. We estimate that sales of components and assemblies for large commercial aircraft should represent about 30 percent of total sales in 2002, down from an estimated 48 percent in 2001.

         Selling, general and administrative expenses in 2002 should be approximately the same as in 2001. These costs for 2002 include a $350,000 benefit related to the Company's adoption of FASB 141 and 142, under which goodwill is no longer amortized but is subject to annual impairment testing.

         For the full year 2002, the Company expects capital additions and working capital investment to total $4 million to $5 million. Accordingly, cash flow should enable the Company to reduce long-term debt to $7 million to $8 million by the end of 2002.

         "We continue to invest in manufacturing and information technology, and intend to take advantage of our firm financial condition to significantly improve our relationship with key customers. Emphasis continues to be placed on several projects designed to streamline our operations and expand the use of e-commerce with several customers and our primary raw material supplier. In addition, creation of a separate tooling division and expansion of our design engineering capability should result in increased opportunities to partner with our growth customers," Saks said. LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates six manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, and for laser equipment used in the semi conductor and medical industries. Its products include leading edge wing components and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; passenger and cargo door frames and supports; and excimer laser components. The Company celebrated its 50th anniversary in 1998.

         This press release includes forward-looking statements related to LMI Aerospace's outlook for 2001 and beyond, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filings with the Securities and Exchange Commission.